Exhibit 99.1

For Immediate Release

Xplore Announces Completion of $7.4 Million Private Placement

Austin, TX – September 24, 2007 – Xplore Technologies Corp. (TSX:XPL) (“Xplore” or the “Company”) announced today that it raised $7,387,000 in gross proceeds through the private placement to accredited investors of 14,774,000 shares of its Series C convertible preferred stock and warrants to purchase 7,387,000 shares of its common stock. The Company sold the shares of Series C preferred stock and warrants to investors in units, at a price of $0.50 per unit. Each unit consisted of one share of Series C preferred stock and one warrant to purchase one-half of one share of the Company’s common stock.  Phoenix Venture Fund LLC, the Company’s largest stockholder, purchased 3,320,000 units for $1,660,000.  The Company intends to use the net proceeds from the private placement to fund these development activities, working capital and general corporate purposes.

“We are very pleased to close this important stage of funding for the Company” stated Philip Sassower, Chairman and Chief Executive Officer of Xplore.  “This capital injection enables the development of our new products, most notably a rugged notebook PC which we expect to introduce in 2008.”

The Series C preferred stock is pari passu with the Company’s Series A and Series B convertible preferred stock in terms of dividends, liquidation and voting. The Series C preferred stock carries a 5% cumulative dividend that may be paid, at the option of the Company, in either cash or common stock. The shares of Series C preferred stock are convertible initially on a one-for-one basis into shares of common stock at any time at the option of the holder, subject to adjustment for stock dividends, splits, combinations and similar events. The warrants issued to investors are exercisable immediately, at an exercise price of $0.50 per share, and will terminate on September 21, 2009.

In connection with the private placement, the Company has agreed to register the shares of common stock issuable upon conversion of the Series C preferred stock and exercise of the warrants. In addition, the Company has agreed to provide “piggy-back” registration rights with respect to such shares.  Additionally, the Company issued warrants to purchase 886,440 shares of its common stock to sales agents and others, including an affiliate of the Company. The warrants issued to sales agents and others are exercisable immediately, at an exercise price of $0.50 per share, and will terminate on September 21, 2009.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Xplore Contact Information:

Xplore: For Media or Investor Information Contact:

Martin Janis & Company, Inc.

Beverly Jedynak

Tel: (312) 943-1100

Email: b.jedynak-janispr@worldnet.att.net

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

This press release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. Such forward-looking statements have been made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this document, the words “may,” “would,” “could,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected.  Xplore does not intend and does not assume any obligation to update these forward-looking statements.